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On Tuesday, March 4, 2008 at 4:00 p.m. Eastern Time, Robert A. Kotick, Activision’s Chairman and Chief Executive Officer, gave a presentation at the Morgan Stanley Technology Conference. The following is a transcript of the presentation.

Note: The transcript below may contain inaccuracies in the reporting of the presentation. A playback of the presentation is available at www.activision.com and should be considered the authoritative source of this content.

Activision

March 4, 2008
4:00 PM ET

Geri Weinfeld

 Good afternoon. I’m just going to read the forward-looking statements. The statements contained in this presentation that are not historical facts are forward-looking statements.

We caution you that a number of factors could cause our future results and other future circumstances to differ materially from those expressed in any such forward-looking statement, including those described in the Company’s most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q, and the cautionary statements therein and any exhibits thereto. The Company may change its intention, belief or expectation at any time, and without notice, based upon any changes in such factors in the Company’s assumptions or otherwise.

The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Unless otherwise noted, financial commentary will be made excluding the impact of equity based compensation, and therefore certain measures are not in accordance with GAAP. Please refer to our earnings press release for a full reconciliation. Finally, any projections are as of our most recent conference call, which was held on February 7, 2008.

 David Joseph  — Morgan Stanley - Analyst

 Hi everyone. We are honored to have Bobby Kotick with us today. He is the CEO of Activision — the Chairman and CEO of Activision and soon to be the CEO of Activision Blizzard.

Thanks for coming.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 Thanks for having me, David.

 David Joseph  — Morgan Stanley - Analyst

 I’m going to start with a high-level question just to get the blood flowing. And we will go on for about five to ten minutes, and then we will open it up to the audience. We will hopefully have some questions.

Actually, sometime soon in the first half of this year you’re going to become President and CEO of Activision Blizzard. I guess just really quickly what do you think, one, your priorities will be initially? But then also what are going to be the challenges that you think you’ll see initially as you transition into this new role?

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 I think the first priority is to manage the integration so we get the maximum amount of synergies, not just obvious synergies, but real long-term operational and strategic synergies. I think one of the nice things about the transaction is we have had a lot of opportunity in the integration process — the planning process — to really understand what is definitely different, but turns out very complementary business in Blizzard. And made sure that we’re figuring out how to capture the very best resources from all parts of both our business, as well as the Vivendi business. I would say those would be the top priorities.

As far as challenges, you are in a double-digit growing environment. We’ve got an incredible platform for opportunities, so that the greatest challenge is probably going to be prioritization of opportunity, and how do you make sure that you are focused on all the low hanging fruit opportunities that exist for continued margin expansion.

 David Joseph  — Morgan Stanley - Analyst

 You mentioned, I guess maybe we can go back a little bit. You mentioned about how Activision is going to be — you expect it to be complementary. And we understand the increased scale. You certainly have the increased distribution network now, and I guess geographic footprint. I’m wondering if you can — and maybe obviously a new product line suddenly, with the MMO space and with World of Warcraft. Beyond that where do you think the synergies can be? What is going to make this more than just a 1 plus 1 equals 2 story?

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 Let’s start with the insight that we have developed through this process on the massively multiplayer opportunities, and what is happening that is really transformational in gaming. But when we looked over the last five years now at investments that we could make to compete in the massively multiplayer area, what other investments have been made by some of our competitors, whether it is Electronic Arts or Lucas or any of the incredibly well-funded startups that have tried, or Sony or Microsoft. What we saw is a very consistent pattern of investment in massively multiplayer that ultimately turned into failure, cancellation, or money-losing experiences.

And what we realized is that the moat, literally in World of Warcraft, the moat is so big, and the likelihood of success was so low. And what we would do to our operating margin to invest the $500 million or more that it would take to even make an effort, would likely result in failure. And so we stepped back and said, look, this is one of the fastest-growing categories. This company has established itself in markets like Korea and China, where no Western entertainment company — and not just games, but movies, music — no Western entertainment company has had the success that they have had in the fastest-growing markets in the world.

And we realized that there would be no way for us to effectively compete without taking on enormous risk and compromising our margins. That is when we started the conversation. And Vivendi recognized that this was their fastest growth business of many of the businesses that they own and control. But they wanted to figure out how to get more scale in the areas that they weren’t operating in, namely the consul gaming business and the handheld gaming business.

And so after what was a fairly lengthy period of time in trying to figure out what would make the most sense from a transaction standpoint, we ended up getting this deal almost done. And what we have realized is that the opportunity, just taking the institutional knowledge that exists at Blizzard. So for example, how do we take Guitar Hero, which is the best-selling game that we have ever had, and take that to Korea or take that to China, and be thoughtful about it?

These guys have so much institutional expertise on how you go to market in these territories that just the few hours of conversation we have had and brainstorming has given us a lot of value in thinking about those markets. And then when you think about other properties that we own and control like Call of Duty, and what would be the natural evolution of a property like Call of Duty into a massively multiplayer environment, and how do you monetize that? The same rules apply.

I think likewise on the Blizzard side really figuring out things like the Starcraft business model for the future with in-game advertising and sponsorship that really had not been something that has moved the dial for anybody in the videogame industry, but we think presents tremendous opportunity for the future.

They have started to think about how Starcraft, because it is a short session experience, can actually be the model for in-game advertising and sponsorship and tournament play and ladder play for the future. So these are the early days, but these are the kinds of things that have come out of just the first few months of integration planning. And I think when you look out at what the business looks like — we are the biggest company in the category, by far the highest amount of absolute operating margin, the highest operating margin in percentage terms. And a lead that anyone who wants to try and compete, and will do the same risk assessment that we’ve done, will result in a decline in their margins, and an enormous amount of capital to put at risk to effectively compete.

 David Joseph  — Morgan Stanley - Analyst

 Just to kind of go back to the first part of your answer in terms of Call of Duty and Guitar Hero, Call of Duty it seems like a natural fit, especially in terms of age of distribution — it can certainly be an MMO, absolutely. Guitar Hero seems a little bit of a challenge because of the instruments that are involved and the people playing all at the same time in one room potentially, or I guess you could play now online.

I guess the point is that you’re going after a little bit of white space by kind of pursuing a new and improved distribution channel in a foreign market. Where do you think the opportunity — maybe you can help me understand a little bit more of the opportunity of Guitar Hero in Asia, where it is not so much a consul market, it is going to have to be distributed online. And how does that play out? Do you have guitars that are plugged into keyboards, or how does it work?

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 Here is the really excited opportunity in our opinion is you have roughly 300,000 game rooms between China and Korea that they operate in today. They already have credit and collection infrastructure, billing infrastructure, a recognized brand franchise. And these are places where people are going to have a social experience.

If you were to launch — and you know that we already have a USB guitar that is working on a PC today — but you could easily host it with local content. We now have a relationship with the largest music company in the world. They have an unusual presence in Asia, as compared to other Western music companies.  So you can see us using local artists, local content. Doing a little bit more of an industrial strength guitar where you are going to have multiple instruments in a game room, with a pure prepaid model, with downloadable content available, with organized competition and ladders that would exist throughout a territory. It is an incredibly natural way to think about Guitar Hero in a market like China.

 David Joseph  — Morgan Stanley - Analyst

 I guess with the popularity of —.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 There you go.

 David Joseph  — Morgan Stanley - Analyst

 It does seem like a natural fit, especially with the popularity of karaoke in countries like Japan, for example, where it could be a little bit of an opportunity.

I guess generally also in terms of World of Warcraft or Starcraft, the in-game advertising opportunity — we just a report come out this morning that said it is going to be a $1 billion investment in 2012. You hear kind of very mixed reviews on that. I know that you have opinion on that.

But also in terms of World of Warcraft or Starcraft members within the U.S. where Activision could really apply its expertise, how should we think about that subscriber base? How many subscribers to World of Warcraft are in the U.S.?

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 Blizzard just announced there were over 10 million subscribers.

 David Joseph  — Morgan Stanley - Analyst

 Right, globally.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

And our original thinking when we really started to do the deep dive was that subscriber growth was not going to be that great over the next five years. For a combination of reasons. We have Starcraft coming. They have other products in the pipeline. And there’s a certain type of hobbyist enthusiast consumer that has already bought the product.

So we started out with this assumption of not a lot of subscriber growth. Now since we started the deep dive last August they have added 750,000 subscribers. So we were wrong about that. And now we’re understanding why we were wrong. We were very dismissive of their subscriber growth plans for places like Eastern Europe and Russia. We saw they were in investing in a Cyrillic character set and thought, how could that really move the dial. You know what, now we’re believers.

I think in places where there are no consuls, where there is rampant piracy, having an online model, like they have, with one product that really is localized — remember, this is a social network with an entertainment experience that is today averaging 3.5 hours per day per user. So this is replacing television. It is replacing the whole host of other leisure time activities for the certain type of audience that — and I think that they are just beginning to capitalize on it.

From an ARPU perspective today, they are not really focused yet on realizing — on increasing ARPU to these consumers. The best way that they have increased ARPU has been with expansion packs that can sell for $40 or $50. And that is something that they have done very successfully. In fact, in the first month that they released the last expansion pack, it sold roughly 4 million units.

When you look at the installed base as it exists today, there are things that they’re doing like character transfer, where if you want to move from one guild to another guild, you pay $25. Well that is purely incremental profit. And that is another example of where — and I think in the first week the character transfer was available, they generated $25 million of operating profit.

You step back and you think about in the history of videogames, how many game experiences have generated, in a year, $500 million of operating profit? Very few.

And then when you think about things like — another project that they have underway that they have been experimenting with is a physical avatar, where you can actually get for $100 a physical representation of your character. Now you think about that. $100 for a nominal manufacturing cost and you can get a physical avatar. I can’t tell you the numbers of people that have been signing for the lottery to get one.

But this is a rabid fan base. There are — of the 10 million subscribers that average 3.5 hours a day, think about the 2 million that average six hours a day. And they’re paying a fraction of what they pay for their cable television bill, a fraction of what they pay for their phone bill, a fraction of what they pay for their food bill. And if you ask them to give any one of those things up for more time with World of Warcraft, or to have to pay more for it, they will.

And again, they don’t want to be exploited, but I do think when you look at the research that has been done and how much more they can actually increase ARPU by providing enhanced value services to their hard-core consumers, there is just an enormous amount of upside there.

Then you add on that Starcraft, which is still one of the most successful games of its type ever. It is one most widely played games, for example, in Korea. And it is a 10-year-old game.

And Battle.net, which is the multiplayer match up service that they have. These guys have really thought through over the next five years, how do you continue to expand that market in what is the most profitable, fastest-growing category of videogames?

 David Joseph  — Morgan Stanley - Analyst

 I’m just going to ask two more questions, and then we will open it up to the audience. It seems that historically, and I asked this question to another publisher who was here yesterday, the industry has really found a lot of its innovation in IP via acquisitions — acquisitions mainly of studios. And you have had some very successful ones yourself, whether it is RedOctane, etc.

But it seems like right now in this stage of the cycle that we see M&A really pick up dramatically. And I guess one question I would have is — or one question I do have is — why do you think that is right now? It seems like this time last cycle, you might have been seeing some M&A, but not on the level that we are seeing today.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 I would say in our case we constantly are evaluating strategic initiatives that we either are going deploy our own capital to, or where there’s a category where we see an opportunity. We have been very selective. I think the criteria that we’ve had for acquisitions hasn’t changed in 10 years.

We start with history of profitability, multimillion unit sellers, good management, a proprietary technology or development capability. And it has to be accretive to the operating model. And we are not willing to sacrifice any of those five things.

So the universe of those is small. And usually we like to spend a lot of time dating before we’re going to get married, and in this case — in the big case that was true. I think that —.

 David Joseph  — Morgan Stanley - Analyst

 With Guitar Hero you actually took a little bit of a leap too. I mean, there’s a little bit of a track record there, but you also knew that this could be big this cycle.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 But it met all of those requirements. It already has sold enough units that we were confident in its future. They had great management. It was accretive to the operating model. It was a proprietary technology, and a patent portfolio that really made a difference. And a brand franchise that already established itself as a leader in a category that there really wasn’t any competition. That would be very consistent with our objectives.

I think — I can’t speak for why other people are now pursuing consolidation, although I suspect that our size and the scope with which we operate around the world and on all various platforms is a catalyst for people to start thinking about how much they’re going to be able to compete going forward.

 David Joseph  — Morgan Stanley - Analyst

 Let’s just jump like maybe three to five years out. Is this an industry that has two dominant players? Do we see further consolidation or do you think we still see some of the smaller players in the market?

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 I think people forget, we compete against four big, very well financed, well capitalized companies. We compete against Nintendo, against Sony, against Microsoft, and Electronic Arts. And then when you look at the math and you look at the total size of the market, 45% of the rest of the market is still very fragmented.

If you look at the global market, you look at Japan, for example, where there’s no Western penetration. You’ve got a whole host of companies that operate there, none of whom we’ve had any opportunity to really meaningfully participate with. So it is — already today there is a number of competitors with scale.

I don’t think that there is any special thing that is going on today, other than I would say this. If you are a sub billion dollar publisher today, you can’t be competitive because, whether it is EA, Sony, Microsoft, Nintendo or us, we can pay developers a higher participation because we have a global reach. We can afford intellectual property rights that other people can’t. We can afford the development expense.

You know, when you look at where development expense is today. When you look at what marketing dollars are today. You need scale to compete. You need a balance sheet. And we are competing against Microsoft with a $50 billion balance sheet, Electronic Arts with $3 — soon-to-be a lot less — billion. Nintendo, you look at their cash balances, they are like the Federal Reserve.

 David Joseph  — Morgan Stanley - Analyst

 But I guess independent publishers, does that mean — it is almost pretty much there already — but it could be two big platforms in the end. Unless you get eaten up by one of the big console makers, which actually Activision Blizzard, you wouldn’t expect that. But my point being is that it seems like the publishing industry is really one that is kind moving — that extra 45% could become a lot less in the next three to five years.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 My sense is that the bulk of that consolidation continues to take place through the acquisition of intellectual property rights or development talent, not as much second-tier companies.

 David Joseph  — Morgan Stanley - Analyst

 Last question. Stand-alone business, Activision, you had a very strong fiscal — or you’re having a very strong fiscal 2008, especially with Guitar Hero and Call of Duty. The fiscal 2009, obviously you have Kung Fu Panda coming out. But one of the criticisms, or maybe not criticisms but concerns, is whether — is how you can really continue this track record as a stand-alone business in fiscal ‘09 and gaining share.

I know that you have mentioned historically that you think you can — there is room to go with Guitar Hero in Europe, for example. How else can we think about that?

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

Well Dave, I wish I could say that is an unique question, but I have been getting that same question for 17 years. How do you keep the growth going in the business? You start with great business fundamentals. Your market —.

Unidentified Speaker

 And you’ll get it for another 17.

 David Joseph  — Morgan Stanley - Analyst

Exactly

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

If my contract gets renewed. But you start with great fundamentals in the marketplace. Then you look at all these opportunities to expand our geographic reach. I mean, Asia is a place that we have had no opportunities before. Europe, we’re still so under represented. And Guitar Hero is a great example of a product where the demand so far outstripped the supply we had to make a very difficult decision. And the decision was we’re going to focus on North America in calendar ‘07. And we will then focus on — in calendar ‘08 — on Europe.

And our relationship with Universal Music is giving us an enormous amount of local content, access to local artists, access to local promotional capability. And we probably, by the end of the year, will have an adequate enough supply that we can go beyond just the UK, France and Germany with the kind of investments that we need to make.

But the market is the same size as the U.S. Music, it truly is a universal language. The enthusiasm for the product is there. So when you think about how we’re going to grow, just getting to parity on the U.S. business will add a significant amount of revenues this year. Then you think about what we’re doing in specialized programming, whether it is new platforms or Aerosmith, or other bands that are proprietary to our format, or new product categories that are line extensions.

This is a business that it is just at the beginnings of its opportunity cycle. And the thing that is unique about Guitar Hero, unlike any other product that we have created, for example, 40% of the audience is female. And the demographic reach is incredible. And so what we’re finding is that the popularity of the product is so far beyond the historical demographics of the videogame, that we’re just scratching the surface of opportunity.

And when I looked out over the next five-year business plan for Guitar Hero, you can see both revenue expansion, but you also see enormous opportunity for margin expansion.  Downloadable content. Today we have a very, very small number of songs. If you look out over the next five years how big our library will be, and how easy it is for us to generate incremental margin from — today it is a $6 three song download, but the model, as compared to iTunes, is unbelievably appealing from a profit standpoint to us. And you’ll see a lot of that.

And then a whole host of things that I haven’t been able to talk about, but we feel a lot of confidence in the Guitar Hero brand program for the next five years.

 David Joseph  — Morgan Stanley - Analyst

 What do you feel for your share in this environment?

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 Unless you have an 8-K in your pocket, (inaudible).

 David Joseph  — Morgan Stanley - Analyst

 Can we open it up?  Mary, do you have a question?

Unidentified Audience Member

 Three things. One, Nintendo does not have a subprime problem. So take that into account in your comments.

Two things, one in your comment that you just made about Guitar Hero, do you think we could have a handful of artists for the next five years that say, I just made 20% of my annual revenue from Guitar Hero? Is question one.

But question two, and a broader when one, is that a lot of the games, whether it is Guitar Hero, The Sims, whatever, have the opportunity and already are social networks. Social networks are getting a lot of traction in general.  If we look out two years from now and we rank the gaming communities as social networks, how many of them do you think you can have? Is that the right way to think about it? Also, how do you think about leveraging some of the stuff that is taking place in other social networks that are broader, like a Facebook?

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 I want to leave the questioning to the paying guests.

Unidentified Audience Member

 Believe me, I have paid.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 Let’s start with the last question first.

Unidentified Audience Member

 And I have a subprime problem.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 Yeah, we will take up a collection for you. You still have your communion money.

Unidentified Audience Member

 There you go.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

Let’s start with how do you leverage the social networks for our benefit from a marketing perspective.

Last year we would have deployed a lot more of our marketing capital to Facebook, to MySpace, to Yahoo, to iLife, to any of the different things that would actually have been useful. They didn’t actually have the personnel or the capacity to take our money.

And so as you start to see infrastructure develop there where you have more thoughtful marketing managers, and people dedicated to our category, as well as our increasing our resources to leverage those, what you’re going to see is a continued shift of our typical dollars that used to go to television and consumer-enthusiast print and trade marketing, to things that are actually more relevant to our customer base.

And whether it is — if you look on Facebook, for example, the number of Guitar Hero groups that you have, that is the perfect opportunity for us to build a community of Guitar Hero users, in addition to what we’re doing in our own Guitar Hero initiatives. And so you will see a lot more of our capital being deployed thoughtfully, I think, on the social networks.

The other thing is as the social networks figure out monetization strategies, and they are in the early days, a lot of those monetization strategies apply to our properties on our franchisees. And the Holy Grail for us has been to build a rate card for sponsors and advertises that has credibility, and that is measurable.

People understand the dynamics of not being able to click through like your TV commercials. They know that we have a much thicker environment to sell a message or to integrate a product thoughtfully. But it is still early days. I think as you start to see monetization on the social networks, a lot of those same principles and tools will be the ones that we use in our games. And so that will just validate that opportunity to a much greater degree.

When you look at — let me take your middle question next. When you think about the communities that we have, and let’s say Guitar Hero is a good example. Let’s say roughly 15 million people who you have purchased guitars, with roughly 45 million people using those guitars at any one time. So the pass along rate is roughly three times.

And you look at the quality of interaction, the type of interaction, and the thing that is missing today is the over-the-Internet social interaction. Most of what is taking place today is in the bar, in the living room, in the family room. It is not multiplayer play, tournament play, ladder play, prize play, cash play that could occur over a network.

That will be the evolution of the medium. And it is one that is usually accessible, that I think lends itself very well to that type of promotion. And I think when you look at how we will crossover into linear media, and what we’re doing in terms of building a network that has more of an attractive appeal for competition, that will be a big part of our initiative over the next few years.

Then you look at the online opportunities for those social networks for over-the-long-term user generated content. Today playing Guitar Hero — and making Guitar Hero software is not an easy thing to do. You can envision those tools being available for people to create their own songs, and note track their own songs, and creating an opportunity for people to be able to self publish their own songs. It will happen over time.

Right now we can’t even do enough of our own professional note tracking to satisfy. We haven’t come close to satisfying the demand. So I don’t think that is something you can expect in the next five years, but it will happen eventually.

 Unidentified Speaker

 We’ve had a top-selling novel in Japan written on a mobile phone. We will have a top 10 billboard hit created on Guitar Hero.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 And let me answer the first question, which is you talked about how people are getting market to — for musicians, and is it possible that an artist would have more of their royalties from Guitar Hero than from any other form, or a significant percentage?

Here is our attitude there. When we look at the math of — and this is interesting statistically — you look at the correlation between songs in Guitar Hero III, and their downloads on iTunes. So you pick the artist, but Joan Jett is a good example. The Joan Jett downloads on iTunes after the release of Guitar Hero III were exponentially higher than prior.

And in fact every one of the artist included in Guitar Hero III saw their number one downloaded song on iTunes, within the month after the release of Guitar Hero III, being the Guitar Hero III song. So our attitude is, if we’re breaking bands or its creating this much enthusiasm, and you are creating a whole new group of consumers, six to eleven-year-old consumers, who are being exposed to Aerosmith for the first time or Van Halen for the first time, whatever it might be, we need to capture much more of that upside opportunity.

What we started talking about with Universal Music is, if you want to break bands, we need to participate more fully in all of their exploitations, whether it is touring or merchandising or song publishing, we want a bigger piece of the action. Otherwise we will put somebody else into the game. So I think you can expect — is that going to move the dial in the next two years? No. But is it a model that we will pursue? Absolutely.

David Joseph  — Morgan Stanley - Analyst

David Joseph; Sorry, we ran out time. That went very quickly. Bobby, thank you for joining us today.

 Bobby Kotick  — Activision, Inc. - Chairman, CEO

 Thank you for having me.

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